Exhibit 99.1

MetaVia Extends 48 mg MAD Portion of Its Phase 1 Clinical Trial of DA-1726

for the Treatment of Obesity to 8 Weeks and

Announces Fifth Weekly Dose in First Patient

Extension is Designed to Assess Early Efficacy and Patient Safety and Tolerability with Longer-Term Exposure to DA-1726 and Further Explore Non-Titrated Maximum Tolerated Dose

Top-Line Data Expected in the Fourth Quarter of 2025

CAMBRIDGE, Mass., August 6, 2025 – MetaVia Inc. (Nasdaq: MTVA), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced that it has extended to 8 weeks from 4 weeks, the 48 mg, multiple ascending dose (MAD) cohort of its Phase 1 clinical trial of DA-1726, and has administered a fifth weekly dose to the first patient. DA-1726 is a novel, dual oxyntomodulin (OXM) analog agonist that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR), for the treatment of obesity. The extension is designed to further explore the non-titrated maximum tolerated dose, explore safety and other primary, secondary and exploratory endpoints over a longer treatment duration, and evaluate longer-term early efficacy. Top-line data is expected in the fourth quarter of 2025.

“Extending DA-1726 administration by an additional 4 weeks—for a total of 8 weeks—in the 48 mg cohort represents a meaningful step forward as we seek to evaluate longer-term early efficacy and patient exposure to DA-1726, while also exploring the non-titrated maximum tolerated dose,” stated Hyung Heon Kim, President and Chief Executive Officer of MetaVia. “After reviewing the original trial design and previous results, we feel confident that the 4-week extension can potentially provide more robust data, which we believe may position DA-1726 more strongly against current treatments and those in late-stage clinical trials. By extending exposure to the drug, we aim to more fully evaluate DA-1726’s therapeutic profile across primary, secondary and exploratory endpoints—including safety, tolerability, body weight, waist circumference, and body mass index (BMI), among others—and to further unlock its full therapeutic potential. Previously reported data from the 32 mg dose demonstrated strong weight loss effects (mean: 4.3%, max: 6.3% by Day 26), early satiety in 83% of patients, and waist reductions of up to 3.9 inches by Day 33. These findings, along with favorable glycemic and cardiovascular safety and a mild, transient GI profile, suggest that DA-1726-may offer a superior tolerability profile compared to existing GLP-1 therapies.”

Mr. Kim added, “We continue to believe that DA-1726’s 3:1 balanced activation of GLP-1 and glucagon receptors may offer a differentiated safety profile that addresses the well-documented tolerability issues seen with current GLP-1 agonists, where discontinuation rates reach 20–30% within the first month and up to 70% within a year. We look forward to reporting top-line data from the extended 48 mg cohort later this year, which may further validate DA-1726’s longer-term safety, early efficacy and differentiated tolerability profile compared to current GLP-1 therapies.”

The Phase 1 trial is a randomized, double-blind, placebo-controlled study to investigate the safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) of single and multiple ascending doses of DA-1726 in obese, otherwise healthy subjects. The study enrolled healthy adults with a minimum body mass index (BMI) between 30 – 45 kg/m2. Nine subjects in each cohort are randomized in a 6:3 ratio, with each subject receiving either 4 weekly administrations of DA-1726 or placebo. The extended dosing cohort will add 4 weekly administrations of DA-1726 or placebo for a total of 8 weeks of exposure. The primary endpoint of the Phase 1 trial was to assess the safety and tolerability of DA-1726 by monitoring adverse events (AEs), serious adverse events (SAEs), treatment emergent adverse events (TEAEs) and AEs leading to treatment discontinuation. Secondary endpoints included the PK of DA-1726, assessed via serum concentrations over time and metabolite profiling at the highest doses of DA-1726. Exploratory endpoints included the effect of DA-1726 on metabolic parameters, cardiac parameters, fasting lipid levels, body weight, waist circumference and body mass index (BMI), among others.

For more information on this clinical trial, please visit: www.clinicaltrials.gov NCT06252220.

About DA-1726

DA-1726 is a novel oxyntomodulin (OXM) analogue functioning as a GLP1R/GCGR dual agonist for the treatment of obesity and Metabolic Dysfunction-Associated Steatohepatitis (MASH) that is to be administered once weekly subcutaneously. DA-1726 acts as a dual agonist of GLP-1 receptors (GLP1R) and glucagon receptors (GCGR), leading to weight loss through reduced appetite and increased energy expenditure. DA-1726 has a well understood mechanism and, in pre-clinical mice models, resulted in improved weight loss compared to semaglutide (Wegovy®) and cotadutide (another OXM analogue). Additionally, in pre-clinical mouse models, DA-1726 elicited similar weight reduction, while consuming more food, compared tirzepatide (Zepbound®) and survodutide (a drug with the same MOA), while also preserving lean body mass and demonstrating improved lipid-lowering effects compared to survodutide. In the Phase 1 multiple ascending dose (MAD) trial in obesity, the 32 mg dose of DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing DA-1241 for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. In a Phase 1 multiple ascending dose (MAD) trial in obesity, DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction. DA-1241 is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, DA-1241 demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. In a Phase 2a clinical study, DA-1241 demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com